Exhibit 99.1

CONTACT:	Tim Mammen	David Calusdian
	Chief Financial Officer	Executive Vice President
	IPG Photonics Corporation	Sharon Merrill Associates, Inc.
	(508) 373-1100	(617) 542-5300
IPG PHOTONICS REPORTS 21% REVENUE GROWTH FOR FULL YEAR 2008
AND 6% FOR FOURTH QUARTER
Sales of Fiber Lasers for Materials Processing Applications and Overseas Demand Drive Revenue Growth
OXFORD, Mass. – February 24, 2009 – IPG Photonics Corporation (Nasdaq: IPGP), the world leader in high-power fiber lasers and amplifiers, today reported that revenues for the full year 2008 increased by 21% to $229.1 million from $188.7 million in 2007 and net income increased by 23% to $36.7 million from $29.9 million last year. For the fourth quarter of 2008, revenues increased by 6% to $58.2 million and net income increased by 9% to $9.1 million compared with the fourth quarter of 2007. Revenue growth continues to be driven by strong sales of the Company’s fiber lasers used for materials processing applications, which increased by 16% over the fourth quarter of 2007 to $45.6 million.

	Three Months Ended			Year Ended
	December 31,			December 31,
(In millions, except per share data)	2008	2007	% Change	2008	2007	% Change
Revenue	$58.2	$55.1	6%	$229.1	$188.7	21%
Gross margin	45.6%	42.9%		46.8%	45.0%
Operating income	$14.8	$12.4	20%	$57.2	$46.3	23%
Operating margin	25.4%	22.4%		25.0%	24.6%
Net income	$9.1	$8.3	9%	$36.7	$29.9	23%
Earnings per diluted share	$0.20	$0.18	11%	$0.79	$0.65	22%
Comments on the Fourth Quarter
“IPG concluded 2008 with its ninth-consecutive quarter of year-over-year revenue and net income growth as a public company, demonstrating the operational superiority of our fiber lasers and the strength of our business model,” said Dr. Valentin Gapontsev, IPG Photonics’ Chief Executive Officer. “The materials processing end market continued to represent the majority of our sales and the greatest growth driver in the quarter, accounting for 78% of revenues. High power laser sales continued to be very strong, growing 32% on a year-over-year basis, and representing 43% of fourth-quarter revenues. As expected, sales of pulsed lasers, which are used primarily for marking and solar photovoltaic manufacturing applications, slowed in the quarter due to weakening demand from our customers.”
“Geographically, we saw particular strength in Germany, where we increased fourth-quarter sales by 48% year over year, and Japan, where we saw 25% sales growth,” said Dr. Gapontsev. “Despite the strength in Japan, overall sales to Asia were down 10% as a result of weakness from marking applications in China. Overall sales in Europe and the Rest of the World were up with North America relatively flat for the quarter.”

IPGP Q3 Results/2
“Gross margin continued to improve on a year-over-year basis in the fourth quarter, increasing 270 basis points to 45.6%,” added Dr. Gapontsev. “We also continued to demonstrate our ability to generate cash and ended the year with cash flow from operations of $34.7 million in 2008, up from $10.7 million in 2007.”
Operating income increased 20% to $14.8 million for the fourth quarter of 2008, up from $12.4 million for the same period in 2007. Earnings per diluted share increased 11% to $0.20 from $0.18 a year ago. Operating expenses for the fourth quarter of 2008 were $11.7 million, or 20.2% of revenue, compared with $11.3 million, or 20.5% of revenue, in the fourth quarter of 2007.
For the full year of 2008, operating income increased 23% to $57.2 million, up from $46.3 million for the same period in 2007. Earnings per diluted share increased 22% to $0.79 from $0.65 a year ago. Operating expenses were $50.1 million, or 21.9% of revenue, for the year ended December 31, 2008, compared with $38.7 million, or 20.5% of revenue, in the comparable period a year ago.
Cash and cash equivalents increased to $51.3 million on December 31, 2008, compared with $38.0 million on December 31, 2007. For the fourth quarter of 2008, cash provided by operating activities was $9.7 million and cash used in investing activities totaled $8.6 million.
Business Outlook and Financial Guidance
“We expect that the market’s continued recognition of the superiority of IPG’s products for a variety of traditional laser applications, as well as for novel and innovative uses of laser technology, will help IPG’s sales performance in 2009 as compared with traditional laser manufacturers,” said Dr. Gapontsev. “IPG is taking firm actions to meet the challenges brought about by the current world economic recession. First, we are decreasing our costs of goods by lowering component costs through technological improvements and implementation of in-house production of several critical parts that have been previously outsourced. In addition, we are cutting expenses by freezing new hiring, cutting overtime, curtailing bonuses, lowering headcount through attrition and implementing tighter spending controls. With these initiatives, we estimate that we can generate $4.0 to $6.0 million in annual operating expense savings. Second, we also will continue to operate with a conservative capital structure and sufficient liquidity through a 50% reduction in annual capital expenditures in 2009, while generating cash from operations. Third, as a technology leader we will continue to leverage our fiber laser technology, invest in broadening our portfolio with new products, such as our new green lasers, high energy pulsed lasers and a new generation of ultra high power lasers. In addition, we plan to expand into new markets and applications with the ongoing changeover from traditional laser technologies to our fiber lasers.”
For the first quarter of 2009, IPG Photonics expects revenues in the range of $45 million to $50 million. The Company anticipates earnings per diluted share in the range of $0.09 to $0.14 based on 46,337,000 common shares, which include 44,886,000 basic common shares outstanding and 1,451,000 potentially dilutive options at December 31, 2008.
Conference Call Reminder
The Company will hold a conference call to review its financial results and business highlights today, February 24, 2009 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the “Investors” section of the Company’s website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 856-1964 or (719) 325-4782. Interested parties that are unable to listen to the live call may access an archived version of the webcast on IPG’s website.

IPGP Q3 Results/3
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in a wide range of applications such as materials processing, advanced applications, telecommunications and medical applications. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements.  These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, those relating to performance compared to industry peers, decreasing cost of goods and other expenses, the estimated savings from various measures discussed above, operating with a conservative capital structure, operating with sufficient liquidity, generating cash, leveraging fiber laser technology, introducing new products, expanding into new markets and applications, and the Company’s revenue and EPS guidance for the first quarter of 2009. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that the Company serves, particularly the effect of economic downturns, reduction in customer capital expenditures, potential order cancellations and push-outs and financial and credit market issues, the Company’s ability to penetrate new applications for fiber lasers and increase market share, the rate of acceptance and penetration of IPG’s products, effective management of growth, level of fixed costs from its vertical integration, intellectual property infringement claims and litigation, interruption in supply of key components, manufacturing risks, foreign currency fluctuations, competitive factors including declining average selling prices, building and expanding field service and support operations, uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company’s products and services and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk factors described in the Company’s Annual Report on Form 10-K (filed with the SEC on March 13, 2008) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially.  Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
IPGP-G

IPGP Q3 Results/4
IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(in thousands, except per share data)
NET SALES	$58,194	$55,067	$229,076	$188,677
COST OF SALES	31,663	31,440	121,776	103,695

GROSS PROFIT	26,531	23,627	107,300	84,982

OPERATING EXPENSES:
Sales and marketing	3,315	2,870	13,900	10,103
Research and development	4,353	2,656	15,804	9,527
General and administrative	4,069	5,749	20,400	19,028

Total operating expenses	11,737	11,275	50,104	38,658

OPERATING INCOME	14,794	12,352	57,196	46,324

OTHER (EXPENSE) INCOME, Net:
Interest (expense) income, net	(305)	(37)	(777)	674
Other (expense) income, net	(288)	267	145	612

Total other (expense) income	(593)	230	(632)	1,286

INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES	14,201	12,582	56,564	47,610
PROVISION FOR INCOME TAXES	(4,746)	(3,899)	(18,111)	(15,522)
MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES	(395)	(346)	(1,799)	(2,193)

NET INCOME	9,060	8,337	36,654	29,895

NET INCOME PER SHARE:
Basic	$0.20	$0.19	$0.82	$0.69
Diluted	$0.20	$0.18	$0.79	$0.65
WEIGHTED AVERAGE SHARES
Basic	44,886	43,820	44,507	43,269
Diluted	46,337	46,021	46,223	45,749

IPGP Q3 Results/5
IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$51,283	$37,972
Marketable securities, at fair value	—	6,950
Accounts receivable, net	41,842	33,946
Inventories, net	72,555	60,412
Income taxes receivable	1,968	3,145
Prepaid expenses and other current assets	7,200	7,071
Deferred income taxes	6,175	6,195

Total current assets	181,023	155,691
DEFERRED INCOME TAXES	2,400	2,795
PROPERTY, PLANT, AND EQUIPMENT, Net	114,492	96,369
OTHER ASSETS	15,303	8,466

TOTAL	$313,218	$263,321

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$19,769	$11,218
Current portion of long-term debt	1,333	—
Accounts payable	7,739	9,444
Accrued expenses and other liabilities	17,988	13,160
Deferred income taxes	1,690	564
Income taxes payable	507	96

Total current liabilities	49,026	34,482

DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	2,896	4,204

LONG-TERM DEBT	17,997	20,000

COMMITMENTS AND CONTINGENCIES
MINORITY INTERESTS	5,127	4,455

STOCKHOLDERS’ EQUITY:
Common stock	4	4
Additional paid-in capital	283,217	275,506
Accumulated deficit	(53,843)	(90,497)
Accumulated other comprehensive income	8,794	15,167

Total stockholders’ equity	238,172	200,180

TOTAL	$313,218	$263,321